EXHIBIT 99.1

VTEX Signs Option to Combine Operations With CLK Energy, Inc. and to Purchase Interest in Bayou Choctaw Field
Thursday July 15, 2004 10:37 am ET

HOUSTON, July 15, 2004 /PRNewswire-FirstCall/ -- VTEX Energy, Inc. (OTC Bulletin
Board: VXEN - News), a recognized operator in production of natural gas and crude oil, announced today that it has entered into an option with CLK Energy, Inc., its previously announced strategic alliance partner. Under the option, VTEX will purchase from CLK 50% of its interest in the Bayou Choctaw Field, located in the Iberville and West Baton Rouge Parishes Upon completion, VTEX has agreed to reimburse CLK for its acquisition costs, as adjusted for intervening operations, and will deliver a commitment to fund future well workover and field development drilling. Under the terms of the option, CLK will be issued warrants to purchase 500,000 shares of VTEX's common stock at an exercise price of $ 0.50 per share.

At the exercise of the option in August 2004, VTEX will further issue to CLK benefit, warrants to purchase 1,500,000 shares of additional common stock in VTEX at an exercise price of $ 0.50 per share. CLK has agreed to combine operations, technical and executive staff within VTEX's expanded future operations. In further consideration, VTEX will cause to be issued 10% of it's then fully diluted common shares to CLK. VTEX will expand its Board of Directors to accommodate nomination of certain members of CLK's executive management.

The
completion of this transaction will result in a change in control of the company, as well as new strategic capacities and expansion for VTEX.

VTEX Energy, Inc. is a Houston based company primarily engaged in the acquisition, development, and production of natural gas and crude oil. At April 30, 2003, the Company had over $71 million in proved reserves. These reserves are concentrated in two fields: Bateman Lake located in St Mary Parish, Louisiana and Mustang Island 818-L located in State waters offshore Texas.

Based in New Orleans, Louisiana, CLK Energy, Inc. and its predecessor are recognized as an expert and leading company in the geological and geophysical development of oil and gas prospects in the domestic oil and gas industry.

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.